Exhibit 21

LIST OF SUBSIDIARIES

	Company name	Place/date of incorporation	Particulars of issued capital	Principal activities
1.	Union Hub Technology Sdn. Bhd. (“UHT”)	Malaysia February 22, 2008	1,000,000 issued shares of ordinary shares of MYR 1 each	Provision of IT consulting and programming services and distributing consumer products
2.	Power Green Investments Limited (“PGIL”)	British Virgin Islands July 13, 2012	1 issued share of US$ 1 each	Inactive operation
3.	PGCG Properties Investment Limited (“PPIL”)	British Virgin Islands September 1, 2012	1 issued share of US$ 1 each	Inactive operation
4.	Virtual Setup Sdn. Bhd. (“VSSB”)	Malaysia July 17, 2010	2 issued shares of ordinary shares of MYR 1 each	Operation of palm oil plantation
5.	PGCG Assets Holdings Sdn. Bhd. (“PGCG Assets”)	Malaysia March 21, 2012	2,000,000 issued shares of ordinary shares of MYR 1 each	Investment in land
6.	PGCG Development Sdn. Bhd. (“PGCG Development”)	Malaysia March 21, 2012	250,000 issued shares of ordinary shares of MYR 1 each	Inactive operation
7.	PGCG Plantations Sdn. Bhd. (“PGCG Plantation”)	Malaysia October 4, 2011	2 issued shares of ordinary shares of MYR 1 each	Holding company of VSSB
8.	Max Trend International Limited (“Max Trend”)	Hong Kong August 19, 2010	2 issued shares of ordinary shares of HK$ 1 each	Holding company of SMTG
9.	Shenzhen Max Trend Green Energy Company Limited (“SMTG”)	The People’s Republic of China July 7, 2011	RMB 1,000,000	Castor cultivation and trading
10.	Dunford Corporation Sdn. Bhd. (“Dunford”)	Malaysia October 4, 1990	242,000 issued shares of ordinary shares of MYR 1 each	Property holding land
11.	Impiana Maksima Sdn. Bhd. (“IMSB”)	Malaysia March 15, 2013	2 issued shares of ordinary shares of MYR 1 each	Property development
12.	PGCG Constructions Sdn. Bhd. (“PCSB”)	Malaysia April 16, 2013	2 issued shares of ordinary shares of MYR 1 each	Construction of properties
13.	Fiesta Senada Sdn. Bhd.	Malaysia November 20, 2012	2 issued shares of ordinary shares of MYR 1 each	Dormant